080202 8K Exhibit 99.1

EXHIBIT 99.1

CNET Networks, Inc. announced that it has signed a definitive agreement to acquire the United Kingdom (U.K.)-based assets of Silicon Media Group, a privately funded media company that owns and operates Silicon.com (www.silicon.com), a personalized, real-time technology news, recruitment and information service for business decision makers. The transaction is expected to close before the end of August 2002. Financial terms were not disclosed.

The addition of Silicon's UK assets will enable CNET Networks to increase its European leadership and audience reach to an even greater number of information technology (IT) professionals and business decision makers. The company plans to expand Silicon.com and its high- end, corporate/business focus to become the first pan-European English language site exclusively covering news and industry issues related to European business technology.

"Silicon is a perfect complement to our local ZDNet sites in France, Germany and the U.K. that cater to IT professionals, and fits well within our long-term European strategy to create and develop information and services that empower businesses and individuals in the technology marketplace," said Freddy Mini, senior vice president and Europe managing director of CNET Networks International Media.

"The Internet has become the number-one place for IT professionals and business decision makers to research, compare, and make technology brand and purchase decisions. By enhancing our reach to the key decision makers within the global, trillion-dollar tech marketplace, CNET Networks is able to deliver valuable, targeted marketing opportunities for our customers to access this key decision-making audience," added Art Fatum, president of CNET Networks International Media.

Tom Bureau, a co-founder and CEO of Silicon.com, will join CNET Networks as a vice president upon completion of the transaction, and will be responsible for all of Silicon.com's business operations. "I am looking forward to being a part of CNET Networks and leveraging the synergies between CNET's local ZDNet sites in Europe and Silicon.com," Bureau said. "During this time when we are seeing so much contraction in our industry it is truly exciting to see the combined strengths of our brands taking such a strong market position."

About CNET Networks, Inc.

CNET Networks, Inc. is the world's leading source of information and services for buyers, sellers and suppliers of technology, including IS/IT professionals, enterprise decision makers, executives, gamers and technology shoppers. As a top 10 Internet company with established Web sites throughout the United States, Europe and Asia, CNET Networks provides its award-winning content via the Web, wireless devices, broadband, radio and print. Its respected brand portfolio includes CNET, ZDNet, TechRepublic, mySimon, News.com, Download.com, GameSpot, Builder.com, Shopper.com, Computer Shopper magazine, CNET Radio, and CNET Channel.

Contact:

Robert Borchert

(646) 472-3806

robertb@cnet.com